Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES EXERCISE

OF OVER-ALLOTMENT OPTION FOR 776,625 SHARES OF COMMON STOCK BY UNDERWRITERS

Horsham, PA -- June 15, 2005--NutriSystem, Inc. (AMEX:NSI), a leading provider of weight management and fitness products and services, today announced that the underwriters of the Company's recent public offering of common stock have fully exercised their over-allotment option to purchase an additional 776,625 shares from the Company at the public offering price of $11.00 per share, less an underwriting discount of $0.6325 per share.

Including the over-allotment shares, the Company sold a total number of 2,476,625 shares in the offering and the selling stockholders sold a total of 3,477,500 shares. The Company realized net proceeds from the offering of approximately $25.4 million, after deducting underwriting discounts and its share of estimated offering expenses. The Company did not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Thomas Weisel Partners LLC, Legg Mason Wood Walker, Inc., The Seidler Companies, Inc. and Avondale Partners LLC served as underwriters for the offering. Morgan, Lewis & Bockius LLP acted as counsel to the Company. Reed Smith LLP acted as counsel to the underwriters.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Copies of the final prospectus relating to the offering may be obtained by contacting Thomas Weisel Partners LLC at One Montgomery Street, Suite 3700, San Francisco, California 94104 or by calling 415-364-2500. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (AMEX: NSI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower glycemic index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:
NutriSystem, Inc. James D. Brown, 215-706-5302 jbrown@nutrisystem.com	The Anne McBride Company, Inc. Investor Relations Brandi Piacente, 212-983-1702 x208 bpiacente@annemcbride.com